Exhibit 99.3

PRESS RELEASE

For Immediate Distribution

Nasdaq-Listed AGAPE Forges Ahead with Sustainable Energy Business

AGAPE finances construction of 50 EV stations by Volt Industries in Pahang

KUALA LUMPUR, 9 November 2023 – Homegrown Nasdaq listed AGAPE ATP Corporation (“ATPC” or the “Company”; stock code: ATPC) intends to finance the construction of 50 electric vehicle (“EV”) charging stations by Volt Industries Sdn. Bhd. (“Volt Industries”) in Pahang as part of the Company’s strategy to develop and offer sustainable energy solutions.

On 4th November, 2023, ATPC signed a Memorandum of Agreement (MoA) with Volt Industries, pursuant to which the Company intends to acquire a 51% stake in Volt Industries, a developer of EV charging stations based in Pahang, and the Company also intends to finance the construction of 50 EV charging stations by Volt Industries. ATPC, which was recently listed on Nasdaq, specializes in sustainable global ‘wellness’ ecosystem and the development and production of advanced technology solutions for the energy sector,

VOLT

L-R: Datuk Tay Say Jim, Dato Sri Dr How Kok Choong, YB Dato' Mohamad Nizar bin Dato' Sri Mohamad Najib and Edward Ang Mou Lee

The MoA was attended by founder and Chief Executive Officer (CEO) of ATPC Dato’ Sri Dr. How Kok Choong, CEO of Volt Industries Datuk Tan Say Jim, founder and CEO of Oriental Industries Enterprise Sdn. Bhd. Edward Ang Mou Lee and special guest Member of the Pahang State Executive Council, YB Dato’ Mohamad Nizar bin Dato’ Sri Mohamad Najib.

Dato' Sri Dr. How Kok Choong,
founder & CEO of AGAPE ATP

Dato’ Sri Dr. How Kok Choong, the founder of AGAPE ATP, said: “Our recent IPO on Nasdaq was just the beginning. This MoA signifies ATPC’s expansion into the sustainable energy space, reflecting our ambitions on both the local and global stages. In forging this partnership with Volt Industries, we’re not merely building charging stations, we’re powering Malaysia’s sustainable future. This partnership underscores our unyielding commitment to spearheading a green transformation on the global stage.”   He explained, “The main purpose of this transformative partnership is ATPC’s strategic venture into Volt Industries, acquiring 51% share, where this acquisition underscores ATPC’s plans to be at the forefront of Malaysia’s EV transformation. This project will be funded privately, with no government subsidies.”

Under the MoA, ATPC will explore the project’s financial viability by securing primary funding as well as seeking additional capital from other avenues. Volt Industries will initiate the project’s groundwork, including acquiring all necessary permits and licenses as well as ensure full compliance with local regulations together with construction work.

Datuk Tan Say Jim, Chief Executive Officer of Volt Industries said, “Our technical expertise spans the entire value chain from design to operations and we see our expertise and strengths complimenting ATPC’s strategies and corporate direction. We look forward to working with ATPC to roll out the 50 EV charging stations across Pahang that will reshape the state’s transportation landscape.”

On the same day, ATPC also signed a MoA with Oriental Industries Enterprise Sdn. Bhd. (“OIE”), a company focusing on cutting-edge EV battery development, with the intent to form a Special Purpose Vehicle Company (SPV) providing and promoting the development of renewable energy in Malaysia. Both ATPC and OIE will hold 50% shares in the SPV.

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Issued By: Triven Marketing Group Sdn. Bhd. on behalf of Agape ATP Corporation

For more information, please contact:

Jazmin Wan

Tel: +60 17-289 4110

Email: jazzmin@trivengroup.com

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